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                                                                    EXHIBIT 99.7


                             IMPORTANT NOTICE


               RE: WACHOVIA CORPORATION 2001 ANNUAL MEETING


                             PLEASE VOTE TODAY


Dear Wachovia Corporation Shareholder:


Our annual meeting is fast approaching and, whether or not you plan to attend the meeting in person, we urge you to mail the enclosed WHITE proxy card as soon as possible.


              YOUR WHITE PROXY CARD SHOULD BE MAILED PROMPTLY


    .  Because of the contested nature of our Annual Meeting, there may be:


               No Telephone Voting


               No Internet Voting


               No ProxyEdge Voting


    . In order to be sure your shares are represented at the meeting, it is recommended that you vote promptly.


Regardless of the number of shares you own, please take a moment to sign, date and return the enclosed proxy. Remember, if you have already voted and wish to change your vote, you have every legal right to do so by returning the enclosed WHITE proxy card. Only your latest dated proxy will count in the final tally at the Annual Meeting. If you have any questions or need assistance, please call:
MacKenzie Partners, Inc., at 800-322-2885 or Georgeson Shareholder at 800-223-2064. Thank you for your prompt attention to this matter.


Sincerely,


Wachovia Corporation